                                    EXHIBIT A


Audited consolidated balance sheet as of June 30, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for the years ended June 30, 1999, 1998 and 1997 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended June 30, 1999, 1998 and 1997.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Directors of
Regis Corporation:


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows present fairly, in all material respects, the consolidated financial position of Regis Corporation at June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP


Minneapolis, Minnesota
February 8, 2000

                                REGIS CORPORATION
                           CONSOLIDATED BALANCE SHEET

                (Dollars in thousands, except per share amounts)

                                                                      June 30
                                                              --------------------------
      ASSETS                                                    1999              1998
                                                              --------          --------
Current assets:
  Cash                                                        $ 10,353          $ 10,469
  Receivables, net                                              16,598            14,536
  Inventories                                                   70,056            56,030
  Deferred income taxes                                          8,596             6,429
  Other current assets                                          11,780             7,634
                                                              --------          --------

        Total current assets                                   117,383            95,098

Property and equipment, net                                    215,952           183,195
Goodwill                                                       153,956           119,044
Other assets                                                    13,291            11,396
                                                              --------          --------
          Total assets                                        $500,582          $408,733
                                                              ========          ========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Long-term debt, current portion                             $ 23,945          $ 20,359
  Accounts payable                                              23,877            26,311
  Accrued expenses                                              58,818            47,478
                                                              --------          --------

        Total current liabilities                              106,640            94,148

Long-term debt                                                 143,041           106,601
Other noncurrent liabilities                                    16,682            10,717

Commitments (Note 5)

Shareholders' equity:
  Common stock, $.05 par value;
      issued and outstanding, 40,419,122
      and 40,016,121 common shares at
      June 30, 1999 and 1998, respectively                       2,021             1,334
  Additional paid-in capital                                   148,504           138,620
  Accumulated other comprehensive loss                          (1,095)           (1,707)
  Retained earnings                                             84,789            59,020
                                                              --------          --------

        Total shareholders' equity                             234,219           197,267
                                                              --------          --------
          Total liabilities and shareholders' equity          $500,582          $408,733
                                                              ========          ========


          The accompanying notes are an integral part of the unaudited consolidated financial statements.

                                REGIS CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS

           (Dollars and shares in thousands, except per share amounts)

                                                              Years Ended June 30
                                                    ---------------------------------------
                                                    1999             1998              1997
                                                    ----             ----              ----
Revenues:
  Company-owned salons:
    Service                                       $679,658          $588,142         $529,529
    Product                                        264,511           226,513          192,105
                                                  --------          --------         --------

                                                   944,169           814,655          721,634
  Franchise income                                  47,731            45,965           43,536
                                                  --------          --------         --------

                                                   991,900           860,620          765,170
                                                  --------          --------         --------

Operating expenses:
  Company-owned:
    Cost of service                                388,339           336,585          308,648
    Cost of product                                142,643           123,757          105,560
    Direct salon                                    81,107            72,609           67,010
    Rent                                           131,943           114,688          101,186
    Depreciation                                    31,368            26,547           24,178
                                                  --------          --------         --------

                                                   775,400           674,186          606,582


  Selling, general and administrative              112,392            99,286           89,857
  Depreciation and amortization                     12,983            10,012            8,403
  Nonrecurring items                                16,133             1,979           18,731
  Other                                              9,657             9,299            8,419
                                                  --------          --------         --------

      Total operating expenses                     926,565           794,762          731,992
                                                  --------          --------         --------

      Operating income                              65,335            65,858           33,178

Other income (expense):
  Interest                                         (11,588)          (10,500)         (10,685)
  Other, net                                         1,567             1,225            1,575
                                                  --------          --------         --------

      Income before income taxes                    55,314            56,583           24,068

Income taxes                                       (23,109)          (22,689)         (14,691)
                                                  --------          --------         --------

        Net income                                $ 32,205          $ 33,894         $  9,377
                                                  ========          ========         ========

Net income per share:
    Basic                                             $.80              $.86             $.25
                                                      ====              ====             ====
    Diluted                                           $.78              $.83             $.24
                                                      ====              ====             ====

Weighted average common and common
equivalent shares outstanding                       41,518            40,604           39,267
                                                    ======            ======           ======

          The accompanying notes are an integral part of the unaudited consolidated financial statements.

                                REGIS CORPORATION
                       CONSOLIDATED STATEMENTS OF CHANGES
                IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                             (Dollars in thousands)


                                                                                              Common Stock
                                                                                         ----------------------
                                                                                         Shares          Amount
                                                                                         ------          -------
Balance, June 30, 1996                                                                   25,359,169       $1,268

Net income
Foreign currency translation adjustments

Proceeds from sale of common stock                                                          500,000           25
Proceeds from exercise of stock options                                                     271,082           14
Shares issued under company sponsored programs                                               15,058            1
Tax benefit realized upon exercise of stock options
Dividends                                                                                ----------       ------

Balance, June 30, 1997                                                                   26,145,309        1,308

Net income
Foreign currency translation adjustments

Proceeds from sale of common stock                                                          400,000           20
Proceeds from exercise of stock options                                                     124,605            6
Shares issued under company sponsored programs                                                4,415
Tax benefit realized upon exercise of stock options
Dividends                                                                                ----------       ------

Balance, June 30, 1998                                                                   26,674,329        1,334

Net income
Foreign currency translation adjustments
Less: Reclassification adjustment for translation losses realized in net income


Stock split effected in the form
  of a stock dividend                                                                    13,334,156          667
Proceeds from exercise of stock options                                                     309,929           15
Shares issued under company sponsored programs                                               17,941            1
Shares issued in connection with salon
  acquisitions                                                                               82,767            4
Tax benefit realized upon exercise of stock options Contribution of shareholder
debt to capital Dividends                                                                ----------       ------

Balance, June 30, 1999                                                                   40,419,122       $2,021
                                                                                         ==========       ======

          The accompanying notes are an integral part of the unaudited consolidated financial statements.


                                  Accumulated
        Additional                   Other
          Paid-In                Comprehensive               Retained                               Comprehensive
          Capital                Income (Loss)               Earnings                  Total              Income
       ----------                -------------              ---------              ---------        -------------
          $110,538                   $(2,088)                 $22,715                 $132,433

                                                                9,377                    9,377           $ 9,377
                                         717                                               717               717

            11,100                                                                      11,125
             3,696                                                                       3,710
               237                                                                         238
               853                                                                         853
                                                               (2,794)                  (2,794)
          --------                  --------                  -------                 --------           -------

           126,424                    (1,371)                  29,298                  155,659           $10,094
                                                                                                         =======

                                                               33,894                   33,894            33,894
                                        (336)                                             (336)             (336)

            10,390                                                                      10,410
             1,348                                                                       1,354
                61                                                                          61
               397                                                                         397
                                                               (4,172)                  (4,172)
          --------                   -------                   ------                 --------           -------

           138,620                    (1,707)                  59,020                  197,267           $33,558
                                                                                                         =======


                                                               32,205                   32,205            32,205
                                         612                                               612               612


                                                                                                            (964)
              (667)
             3,794                                                                       3,809
               235                                                                         236
             2,103                                                                       2,107


             1,389                                                                       1,389
             3,030                                                                       3,030
                                                               (6,436)                  (6,436)
          --------                   -------                  -------                 --------           -------
          $148,504                   $(1,095)                 $84,789                 $234,219           $31,853
          ========                   =======                  =======                 ========           =======

                                REGIS CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (Dollars in thousands)

                                                                                       Years Ended June 30
                                                                           ----------------------------------------
                                                                             1999            1998            1997
                                                                           --------        --------        --------
Cash flows from operating activities:
  Net income                                                                $32,205         $33,894         $ 9,377
  Adjustments to reconcile net income to net
         cash provided by operating activities:
    Depreciation                                                             36,129          30,342          27,179
    Amortization                                                              8,296           6,455           5,808
    Deferred income taxes                                                    (1,065)          7,143           1,059
    Nonrecurring items                                                        4,400           1,979             330
    Other                                                                     1,638             233             537

    Changes in operating assets and liabilities:
         Receivables                                                         (3,308)          2,044          (2,165)
         Inventories                                                         (9,988)        (11,335)         (8,385)
         Other current assets                                                (4,041)           (290)          2,358
         Other assets                                                        (2,191)         (2,074)         (2,096)
         Accounts payable                                                    (2,914)         (1,391)          6,419
         Accrued expenses                                                    12,680           5,368          (2,805)
         Other noncurrent liabilities                                         4,538           1,981            (358)
                                                                           --------        --------        --------

        Net cash provided by operating activities                            76,379          74,349          37,258
                                                                           --------        --------        --------

Cash flows from investing activities:
  Capital expenditures                                                      (67,249)        (58,727)        (41,364)
  Proceeds from sale of assets                                                4,455             590             425
  Purchases of salon assets, net of cash
      acquired and certain obligations assumed                              (51,017)        (24,837)        (10,370)
                                                                           --------        --------        --------

        Net cash used in investing activities                              (113,811)        (82,974)        (51,309)
                                                                           --------        --------        --------

Cash flows from financing activities:
  Borrowings on revolving credit facilities                                 237,668         163,254         187,328
  Payments on revolving credit facilities                                  (225,075)       (148,952)       (203,425)
  Proceeds from issuance of long-term debt                                   46,533           9,006          47,145
  Repayment of long-term debt                                               (19,100)        (25,506)        (21,379)
  Increase (decrease) in negative book cash balances                                            602          (4,992)
  Dividends paid                                                             (6,436)         (4,172)         (2,794)
  Proceeds from issuance of common stock                                      3,700          11,825          15,073
                                                                           --------        --------        --------
        Net cash provided by financing activities                            37,290           6,057          16,956
                                                                           --------        --------        --------

Effect of exchange rate changes on cash                                          26             (85)             (9)
                                                                           --------        --------        --------

(Decrease) increase in cash                                                    (116)         (2,653)          2,896
Cash:
  Beginning of year                                                          10,469          13,122          10,226
                                                                           --------        --------        --------
  End of year                                                              $ 10,353        $ 10,469        $ 13,122
                                                                           ========        ========        ========

          The accompanying notes are an integral part of the unaudited consolidated financial statements.

                   Notes to Consolidated Financial Statements

1.      Business Description and Significant Accounting Policies:
        --------------------------------------------------------

        BUSINESS DESCRIPTION:

        Regis Corporation (the Company) owns, operates and franchises hairstyling and hair care salons throughout the United States, the United Kingdom, Canada and Puerto Rico. Substantially all of the hairstyling and hair care salons owned and operated by the Company in the United States are located in leased space in enclosed mall shopping centers or strip shopping centers. Franchised salons are primarily located in strip shopping centers throughout the United States.

        At June 30, 1999, approximately 15 percent of the Company's outstanding common stock is owned by Curtis Squire, Inc. (CSI), which is a holding company controlled by the Chairman of the Board of Directors of the Company, and approximately 5 percent is owned by management and the Company's benefit plans.

        BASIS OF PRESENTATION:

        The consolidated financial statements for 1998 and 1997 have been restated to include the retroactive effects of the March 1999 merger with Heidi's, Inc. (Heidi's), the May 1999 merger with The Barbers, Hairstyling for Men & Women, Inc. (The Barbers), these transactions were accounted for as poolings-of-interests (Note 3).

        In October 1999, the Company consummated a merger with Supercuts UK in a stock-for-stock transaction. The acquisition has been accounted for under the pooling-of-interests basis of accounting and, accordingly, as discussed in Note 3, the Company's consolidated financial statements have been restated to retroactively include the accounts and results of operations of Supercuts UK for all periods presented.

        RECLASSIFICATION:

        Certain prior period amounts have been reclassified to conform to the current year presentation.

        CONSOLIDATION:

        The financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. In consolidation, all material intercompany accounts and transactions are eliminated.

        FOREIGN CURRENCY TRANSLATION:

        Financial position, results of operations and cash flows of the Company's international subsidiaries are measured using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates in effect at each fiscal year end. Income statement accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) within shareholders' equity.

1.       Business Description and Significant Accounting Policies,
         --------------------------------------------------------
         continued:

        INVENTORIES:

        Inventories consist principally of hair care products held either for use in salon services or for sale. Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out method.

        PROPERTY AND EQUIPMENT:

        Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are computed on the straight-line method over estimated useful asset lives (shorter of asset life or lease term for leasehold improvements).

        Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

        Effective July 1, 1998, the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The SOP requires the Company to capitalize both internal and external costs of developing or obtaining computer software for internal use based on certain criteria. Previously, the Company only capitalized costs associated with externally developed or purchased computer software.

        GOODWILL:

        Goodwill recorded in connection with the fiscal 1989 purchase of the publicly held minority interest in the Company, and acquisitions of business operations in which the Company has not previously been involved, is amortized on a straight-line basis, generally over 40 years. Goodwill recorded in connection with acquisitions which expand the Company's existing business activities (acquisitions of salon sites) is amortized on a straight-line basis, generally over 20 years.

1.      Business Description and Significant Accounting Policies,
        --------------------------------------------------------
        continued:

        ASSET IMPAIRMENT ASSESSMENTS:

        The Company periodically measures and evaluates the recoverability of its tangible and intangible noncurrent assets using undiscounted cash flow analyses.

        FRANCHISE INCOME AND EXPENSES:

        Franchise income includes royalties, initial franchise fees from franchisees and sales of product and equipment to franchisees. Royalties are recognized as income in the month in which franchisee services are rendered or products are sold by franchisees. The Company recognizes income from initial franchise fees at the time franchisee salons are opened. Product sales by the Company to franchisees are recorded at the time product is shipped to franchise locations. Franchise expenses include all direct expenses such as the cost of product and equipment sold to franchisees, salaries, marketing costs, and an allocation of general corporate overhead and occupancy expenses. Cost of product and equipment sold to franchisees is included in other operating expenses in the Consolidated Statement of Operations. All other expenses described above associated with franchise operations are included in selling, general and administrative expenses in the Consolidated Statement of Operations.

        INCOME TAXES:

        Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Income tax expense is the current tax payable for the period and the change during the period in deferred tax assets and liabilities.

        NET INCOME PER SHARE:

        Basic earnings per share is calculated as net income divided by weighted-average common shares outstanding. The Company's only dilutive securities are issuable under the Company's stock option plan. Diluted earnings per share is calculated as net income divided by weighted-average common shares outstanding, increased to include assumed exercise of dilutive stock options (common equivalent shares).

  1.    Business Description and Significant Accounting Policies,
        --------------------------------------------------------
        continued:

        The following table sets forth a reconciliation of shares used in the computation of basic and diluted earnings per share:


                                                                            1999               1998                 1997
                                                                            ----               ----                 ----

        Weighted average shares for basic
                  earnings per share                                    40,204,712            39,490,951         38,180,041

        Dilutive effect of stock options                                 1,312,886             1,112,825          1,087,282
                                                                       -----------            ----------         ----------

        Weighted average shares for diluted
                  earnings per share                                    41,517,598            40,603,776         39,267,323
                                                                       ===========            ==========         ==========


        USE OF ESTIMATES:

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        COMPREHENSIVE INCOME:

        Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". This statement established standards for reporting and presenting comprehensive income and its components. Components of comprehensive income for the Company include net income and foreign currency translation adjustments and are presented in the Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income.

2.      Other Financial Statement Data

        Comprehensive income for the Company includes net income and foreign currency translation charged or credited to the cumulative translation account within shareholders' equity. Comprehensive income for the three months ended September 30, 1999 and 1998 was as follows:

                                                                                 (Dollars in thousands)
                                                                                 ----------------------
                                                                            1999                     1998
                                                                            ----                     ----
        Property and equipment:
          Land                                                          $      2,190             $     2,190
          Buildings and improvements                                          20,377                  19,468
          Equipment, furniture, software and
              leasehold improvements                                         344,246                 288,666
          Equipment, furniture and leasehold
              improvements under capital leases                               14,093                  13,718
                                                                         -----------             -----------
                                                                             380,906                 324,042

          Less accumulated depreciation
              and amortization                                              (159,316)               (136,972)
          Less amortization of equipment,
              furniture and leasehold
              improvements under capital leases                               (5,638)                 (3,875)
                                                                        -------------           ------------

                                                                           $ 215,952               $ 183,195
                                                                           =========               =========


        Goodwill                                                           $ 190,274               $ 147,125
        Less accumulated amortization                                        (36,318)                (28,081)
                                                                           ---------               ---------

                                                                           $ 153,956               $ 119,044
                                                                           =========               =========

        Accrued expenses:
          Payroll and payroll related costs                                $  27,270                $ 25,120
          Insurance                                                            8,656                   6,989
          Transaction and restructuring                                        5,981                   1,630
          Other                                                               16,911                  13,739
                                                                           ---------               ---------

                                                                           $  58,818               $  47,478
                                                                           =========               =========


                                                                                               Utilization
                                                                                               ------------
                                                             July 1,          1999                                    June 30,
                                                              1998         Additions        Cash       Non-Cash         1999
                                                             -------       ---------        ----       --------       --------
      Transaction and Restructuring:
       Restructuring-International
      Severance                                                            $   966       $  (404)                      $  562
      Salon closures and dispositions                                        3,806           193       $(2,812)         1,187
      Other                                                                    844          (105)         (388)           351
                                                                            ------       -------       -------         ------
                                                                             5,616          (316)       (3,200)         2,100
       Restructuring-Mergers
      Severance                                                $1,232        2,526          (875)                       2,883
      Salon closures and dispositions                             398          430           (93)         (620)           115
      Other                                                                  1,400           (74)         (580)           746
                                                               -------     -------        ------       -------         ------
                                                                1,630        4,356        (1,042)       (1,200)         3,744

      Transaction Charges-Mergers                                            2,066        (1,929)                         137
                                                               ------      -------       -------        ------         ------
                                                               $1,630      $12,038       $(3,287)      $(4,400)        $5,981
                                                               ======      =======       =======       =======         ======

        ------------------------------

        The following provides supplemental disclosures of cash flow activity:

                                                               (Dollars in thousands)
                                                               ----------------------
                                                        1999            1998            1997
                                                        ----            ----            ----
        Cash paid during the year for:
          Interest                                    $11,269         $10,117        $10,996
          Income taxes                                 24,352          14,696         14,183

        Non-cash investing and financing activities include the following:

           . In 1999 and 1998, the Company financed capital expenditures totaling $3.5 million and $5.9 million, respectively, through the issuance of capital leases.

           . In 1999, in connection with the Company's merger with Heidi's, a shareholder contributed a $3.0 million note to equity.

           . In 1999 and 1998, in connection with various acquisitions, the Company entered into seller-financed payables and non-compete agreements as well as issuing 82,767 shares of the Company's stock (Note 3).

           . In 1997, in connection with various acquisitions, the Company entered into seller-financed notes payable of approximately $2.6 million.

 3.     Mergers and Acquisitions:
        ------------------------

        SUPERCUTS (HOLDINGS) LIMITED MERGER:

        Effective October 31, 1999, the Company consummated a merger with Supercuts (Holdings) Limited (Supercuts UK). Supercuts UK is a United Kingdom based company operating 68 hairstyling salons under the Supercuts brand name. Under the terms of the merger agreement, the shareholders of Supercuts UK, a privately held company, received 1,778,000 shares of Regis Corporation common stock. The transaction has been accounted for as a pooling-of-interests. Prior period financial statements have been restated to reflect this merger as if the merged companies had always been combined.

        Revenues and net income for each of the combining entities prior to the merger were as follows:


                                                            Year Ended             Year Ended            Year Ended
                                                           June 30, 1999         June 30, 1998         June 30, 1997
                                                           -------------         -------------         -------------
        Revenues:
           Regis                                              $974,872              $848,444               $756,242
           Supercuts UK                                         17,028                12,176                  8,928
                                                              --------              --------               --------
                 Combined total                               $991,900              $860,620               $765,170
                                                              ========              ========               ========

        Net Income:
           Regis                                              $ 30,346              $ 32,699               $  8,258
           Supercuts UK                                          1,859                 1,195                  1,119
                                                              --------              --------               --------
                 Combined total                               $ 32,205              $ 33,894               $  9,377
                                                              ========              ========               ========


        Prior to the combination, Supercuts UK's fiscal year ended on the Saturday closest to August 31. In recording the pooling-of-interests combination, Supercuts UK's financial statements for the years ended September 4, 1999, August 29, 1998 and August 30, 1997, were combined with Regis' financial statements for the years ended June 30, 1999, 1998, and 1997, respectively.

        ------------------------

        THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC. MERGER:

        Effective May 20, 1999, the Company consummated the merger with The Barbers, Hairstyling for Men & Women, Inc. (The Barbers) in a stock-for-stock transaction. The Barbers was a national operator and franchisor of 979 affordable hair care salons. Each shareholder of The Barbers received .50 shares of the Company's common stock in exchange for each share of The Barbers common stock, resulting in the issuance of approximately 2.0 million shares of the Company's common stock. The Barbers transaction has been accounted for as a pooling-of-interests. Prior period financial statements have been restated to reflect this merger as if the merged companies had always been combined.

        As a result of the merger, the Company recorded a nonrecurring charge of $4.8 million during the quarter ended June 30, 1999. This charge included $1.4 million for professional fees including investment banking, legal, accounting and miscellaneous transaction costs and $3.4 million for severance and other costs, principally associated with the closure of The Barbers headquarters. Severance expense of $2.1 million covered the termination of approximately 20 employees of The Barbers who had duplicate positions within the corporate office functions. These corporate overhead departments primarily included finance, accounting and human resources.

        Revenues and net income for each of the combining entities prior to the merger were as follows (dollars in thousands):


                                              Nine Months Ended             Year Ended              Year Ended
                                               March 31, 1999              June 30, 1998           June 30, 1997
                                               --------------              -------------           -------------
        Revenues:
           Regis                                  $693,063                    $822,964               $735,415
           The Barbers                              20,984                      25,480                 20,827
                                                  --------                    --------               --------
               Combined total                     $714,047                    $848,444               $756,242
                                                  ========                    ========               ========

        Net Income:
           Regis                                    24,321                      30,988                  7,034
           The Barbers                               1,472                       1,711                  1,224
                                                  --------                    --------               --------
               Combined total                     $ 25,793                    $ 32,699               $  8,258
                                                  ========                    ========               ========

        ------------------------

        HEIDI'S, INC. MERGER:

        Effective March 15, 1999, the Company consummated the merger with Heidi's, Inc. (Heidi's), a company based in Detroit, Michigan, which operated 24 salons in shopping malls. Under the terms of the merger agreement, the shareholders of Heidi's, a privately held company, received 537,937 shares of Regis Corporation common stock. The transaction has been accounted for as a pooling-of-interests. Prior period financial statements have been restated to reflect this merger as if the merged companies had always been combined.

        As a result of the merger, the Company recorded a nonrecurring charge of $1.2 million during the quarter ended March 31, 1999. This charge included $0.7 million for professional fees including investment banking, legal, accounting and miscellaneous transaction costs and $0.5 million for severance and other costs, principally associated with the closure of Heidi's headquarters. Severance expense of $0.4 million covered the termination of approximately ten Heidi's employees who had duplicate positions within corporate office functions. In addition, during the fourth quarter of 1999, the Company recorded a $0.4 million charge related to impaired salon assets.

        Revenues and net income for each of the combining entities prior to the merger were as follows (dollars in thousands):

                                                   Six Months Ended                Year Ended              Year Ended
                                                   December 31, 1998              June 30, 1998           June 30, 1997
                                                   -----------------              -------------           -------------
       Revenues:
           Regis                                   $441,367                   $798,144               $713,219
           Heidi's                                   13,367                     24,820                 22,196
                                                   --------                   --------               --------
               Combined total                      $454,734                   $822,964               $735,415
                                                   ========                   ========               ========

       Net Income:
           Regis                                     16,882                     30,488                  6,574
           Heidi's                                      443                        500                    460
                                                   --------                   --------               --------
               Combined total                      $ 17,325                   $ 30,988               $  7,034
                                                   ========                   ========               ========

        SUPERCUTS, INC. MERGER:

        During October 1996, the Company received shareholder approval for its merger with Supercuts, Inc. (Supercuts) in a stock-for-stock transaction, resulting in the issuance of approximately 4.5 million shares of the Company's common stock. Supercuts was the national operator of approximately 430 company-owned and franchisor of approximately 740 affordable hair care salons at the acquisition date. As a result of the merger, the Company recorded a pre-tax merger restructuring and transaction charge of $14.3 million.

        ------------------------

        The Supercuts transaction has been accounted for as a pooling-of-interests. Prior period financial statements have been restated to reflect this merger as if the merged companies had always been combined. To effect the restatement, significant accounting adjustments were necessary to conform the accounting practices of Supercuts to those of Regis.

        OTHER ACQUISITIONS:

        During 1999 and 1998, the Company made numerous acquisitions in addition to its mergers with The Barbers and Heidi's. These acquisitions have been recorded using the purchase method of accounting. Accordingly, the purchase prices have been allocated to assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The acquisitions recorded using the purchase method of accounting, individually and in the aggregate, are not material to the Company's operations.

        Costs in excess of net tangible and identifiable intangible assets acquired and components of the aggregate purchase prices of the acquisitions were as follows:

                                                                               (Dollars in thousands)
                                                                                  1999            1998
                                                                                  ----            ----
        Costs in excess of net tangible
               and identifiable intangible
                assets acquired                                                 $45,147          $21,743
                                                                                =======          =======
        Components of aggregate purchase price:
                   Cash                                                         $51,017          $24,837
                   Stock                                                          2,107
                   Current and noncurrent
                      payables                                                    2,830            2,180
                                                                                -------          -------
                                                                                $55,954          $27,017
                                                                                =======          =======

4.      Financing Arrangements:
        ----------------------

        The Company's long-term debt consists of the following:

                                                                                                   (Dollars in thousands)
                                                                 Interest       Maturity
                                                                 Rate %           Dates               1999           1998
                                                                 ------           -----               ----           ----
        Senior term notes                                      6.27-8.18         2000-2008          $109,919        $68,000
        Revolving credit facilities                            5.96-7.38         2000-2001            41,343         28,750
        Equipment and leasehold
              notes payable                                   8.00-11.90         2000-2004            11,236         12,113
        UK term notes                                          5.23-5.40         2001-2003               520          6,159
        Other notes payable                                   5.00-11.90         2000-2007             3,968         11,938
                                                                                                    --------       --------
                                                                                                     166,986        126,960

        Less current portion                                                                         (23,945)       (20,359)
                                                                                                    --------       --------
        Long-term portion                                                                           $143,041       $106,601
                                                                                                    ========       ========

        In January 1999, the Company borrowed $15 million under a 6.27 percent senior term note due June 2003 and $10 million under a 6.83 percent senior term note due December 2005 to finance recent acquisitions by the Company. In September 1998, the Company borrowed $7.5 million under a
        6.55 percent senior term note due September 2003 to refinance the Company's distribution center revolving line of credit established in fiscal 1998.

        In July 1998, the Company paid down its revolving credit facilities by $14.0 million with the proceeds of a 7.14 percent senior term note with interest due quarterly, and principal payments of $9.0 million and $5.0 million due in July 2007 and 2008, respectively.

        In March 1997, the Company entered into a treasury lock agreement for the purpose of establishing the effective interest rate on the refinancing of a $14.0 million senior term note which matured in June 1998. The contract was entered into to reduce the risk to the Company of future interest rate fluctuations. The contract had a notional amount of $14.0 million and was tied to the U.S. government ten-year treasury note rate. Upon settlement of the agreement in June 1998, the Company incurred a loss of $1.6 million on the contract. This loss is being amortized as additional interest expense through 2008. The Company does not enter into financial instruments for trading or speculative purposes.

        In March 1999, the Company retired the majority of its UK term notes due June 2001 with proceeds from its revolving line of credit. To facilitate this, the Company amended its existing working capital line of credit agreement to increase the amount available by $10 million to $45 million, eliminated covenants related to the Company's international operations and added a multi-currency provision to the existing revolving credit facility. This facility bears interest

        ----------------------

        at the prime rate or LIBOR rate plus 1.00 to 1.25 percent based on the Company's debt to capitalization ratio. The prime rate at June 30, 1999 and 1998 was 7.75 percent and 8.5 percent, respectively. The revolving credit facility requires a quarterly commitment fee at the rate of 1/4 percent per year on the unused portion of the facility. Letters of credit totaling $0.9 million were outstanding at June 30, 1999 and 1998, which reduce the amount available under the revolving credit facility.

        The Company also has an additional revolving credit facility which, at the discretion of the lender, allows for borrowings up to $20.0 million and bears interest at the prime rate or LIBOR plus 1.0 percent. There were $10 million of borrowings under this facility as of June 30, 1999, and no borrowings as of June 30, 1998.

        In July 1999, the Company replaced both of its existing revolving credit facilities with a new senior credit facility which allows for borrowings of $180 million due in July, 2002, and bears interest at prime rate or LIBOR rate plus .50 to 1.00 percent, based on the Company's debt to capitalization ratio.

        The equipment and leasehold notes payable are primarily comprised of capital lease obligations totaling $8.9 million at June 30, 1999 and 1998, respectively. These capital lease obligations are payable in monthly installments over five years.

        The debt agreements contain covenants, including limitations on incurrence of debt, granting of liens, investments, merger or consolidation, and transactions with affiliates. In addition, the Company must maintain specified interest coverage and debt-to-equity ratios.

        The fair values of the senior term, equipment and leasehold and subordinated notes payable, based upon discounted cash flow analyses using the Company's current incremental borrowing rate, approximate their carrying values at June 30, 1999.

        Aggregate maturities of long-term debt at June 30, 1999 are as follows:

          Fiscal Year                                    (Dollars in thousands)
             2000                                                 $23,945
             2001                                                  17,043
             2002                                                  34,710
             2003                                                  10,545
             2004                                                  17,676
          Thereafter                                               63,067
                                                                 --------
                                                                 $166,986
                                                                 ========

5.      Commitments:
        -----------

        OPERATING LEASES:

        The Company is committed under long-term operating leases for the rental of most of its company-owned salon locations. The terms of the leases range from one to 20 years, with many leases renewable for an additional five to ten year term at the option of the Company, and certain leases include escalation provisions. For certain leases, the Company is required to pay additional rent based on a percent of sales and, in most cases, real estate taxes and other expenses. Rent expense for the Company's international department store salons is based primarily on a percent of sales.

        The Company also leases the premises in which the majority of its franchisees operate and has entered into corresponding sublease arrangements with the franchisees. These leases, generally with terms of approximately five years, are expected to be renewed on expiration. Future minimum lease payments for the next five years, which are reimbursable from the franchisees under sublease arrangements, are approximately $22.6 million annually. All additional lease costs are passed through to the franchisees.

        Total rent expense, net of sublease income from franchisees, includes the following:

                                                                 (Dollars in thousands)
                                                                -----------------------
                                                            1999            1998            1997
                                                            ----            ----            ----
        Minimum rent                                      $ 82,578        $ 75,589       $  66,284
        Percentage rent based on sales                      22,513          16,912          16,799
        Real estate taxes and other
            expenses                                        26,852          22,187          18,103
                                                          --------        --------       ---------
                                                          $131,943        $114,688        $101,186
                                                          ========        ========        ========


        FUTURE MINIMUM LEASE PAYMENTS:

        As of June 30, 1999, future minimum lease payments (excluding percentage rents based on sales and sublease rental obligations which are passed through to the franchisees) due under existing noncancellable operating leases with remaining terms of greater than one year are as follows:

        ----------------------

                             Fiscal Year                          (Dollars in thousands)
                             -----------                          ----------------------
                                2000                                    $ 92,084
                                2001                                      79,165
                                2002                                      66,939
                                2003                                      55,342
                                2004                                      43,064
                             Thereafter                                   98,837
                                                                         --------

                  Total minimum lease payments                          $435,431
                                                                         ========

        SALON DEVELOPMENT PROGRAM:

        As a part of its salon development program, the Company continues to negotiate and enter into leases and commitments for the acquisition of equipment and leasehold improvements related to future salon locations.

6.      Income Taxes:
        ------------

        The provision for income taxes consists of:


                                                                               (Dollars in thousands)
                                                                               ----------------------
                                                                         1999            1998          1997
                                                                         ----            ----          ----
        Current:
          Federal                                                        $20,661       $12,401       $11,070
          State                                                            3,190         2,019         1,721
          International                                                      323         1,126           841

        Deferred:
          United States                                                     (393)        7,039         1,083
          International                                                     (672)          104           (24)
                                                                         -------       -------       -------
                                                                         $23,109       $22,689       $14,691
                                                                         =======       =======       =======

        The components of the net deferred tax asset are as follows:

                                                                                 (Dollars in thousands)
                                                                                 ----------------------
                                                                              1999                       1998
                                                                              ----                       ----
        Net current deferred tax asset:
          Insurance                                                        $  2,587                    $ 2,234
          Payroll and payroll                                                 2,624                      2,200
             related costs
          Nonrecurring items                                                  2,581                      2,065
          Other, net                                                            804                        (70)
                                                                           --------                    -------
                                                                           $  8,596                    $ 6,429
                                                                           ========                    =======

        Net noncurrent deferred tax asset:
          Depreciation and amortization                                    $(3,496)                   $(1,235)
          Deferred rent                                                      2,128                      1,985
          Payroll and payroll
              related costs                                                  2,444                      1,265
          Other, net                                                          (268)                      (105)
                                                                           -------                    -------
                                                                           $   808                    $ 1,910
                                                                           =======                    =======


        ------------

                                                                                       (Dollars in thousands)
                                                                                       -----------------------
                                                                                  1999           1998            1997
                                                                                  ----           ----            ----

        Income (loss) before income taxes:
          United States                                                           58,567          54,437          23,034
          International                                                           (3,253)          2,146           1,034
                                                                                 -------        --------        --------

                                                                                 $55,314         $56,583         $24,068
                                                                                 =======         =======         =======

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory rate to earnings before income taxes, as a result of the following:

                                                                                        (Dollars in thousands)
                                                                                      ------------------------
                                                                                 1999            1998             1997
                                                                                 ----            ----             ----
        U.S. statutory rate                                                       35.0%          35.0%            35.0%


        State income taxes, net of
            federal income tax benefit                                             3.4            3.6             5.0
        Nondeductible merger and
            transaction costs                                                      2.5                            9.9
        Change in estimate                                                                                        6.7
        Other, principally non-deductible
            goodwill                                                               0.9            1.5             4.4
                                                                                  ----            ---            ----

                                                                                  41.8%          40.1%           61.0%
                                                                                  =====          ====            ====


        During 1997, the Company recorded a $1.5 million change in estimate associated with income tax matters related to years prior to 1996 resulting from the completion of an Internal Revenue Service examination.

7.      Employee Benefit Plans:
        ----------------------

        EMPLOYEE STOCK OWNERSHIP PLAN:

        The Company has a qualified employee stock ownership plan (ESOP) covering substantially all field supervisors, warehouse and corporate office employees. Contributions to the ESOP are at the discretion of the Company.

         ----------------------

        EXECUTIVE STOCK AWARD PLAN:

        The Company has a nonqualified executive stock award plan (ESAP) covering those employees not eligible to participate under the qualified ESOP. Contributions to the ESAP are at the discretion of the Company.

        STOCK PURCHASE PLAN:

        The Company has an employee stock purchase plan (SPP) available to substantially all employees. Under terms of the plan, eligible employees may purchase the Company's common stock through payroll deductions. The Company contributes an amount equal to 15 percent of the purchase price of the stock to be purchased on the open market, not to exceed an aggregate contribution of $2.2 million.

        Company contributions to the aforementioned plans, which are charged to earnings in the period contributed, included the following:

                                                                               (Dollars in thousands)
                                                                              ------------------------
                                                                       1999               1998           1997
                                                                       ----               ----           ----

        ESOP                                                          $1,303            $1,146           $662
        ESAP                                                             248               301            257
        SPP                                                              341               274            223

        REGIS 401(k)PLAN:

        Effective July 1, 1999, the Company established a qualified 401(k) defined contribution plan covering substantially all field supervisors, warehouse and corporate office employees.

        STOCK OPTIONS:

        The Company's Stock Option Plan (the Plan), as amended, provides for granting both incentive stock options and nonqualified stock options. A total of 3,300,000 shares of common stock may be granted under the Plan to employees of the Company for a term not to exceed 10 years from the date of grant. Options granted to employees generally vest over a five year period. Options may also be granted under this Plan to the Company's outside directors for a term not to exceed five years from the vesting date. Options granted to outside directors vest over a four year period.

        ----------------------

        The Plan contains restrictions on transferability, time of exercise, exercise price and on disposition of any shares acquired through exercise of the options. Incentive stock options are granted at not less than fair market value on the date of grant. The Board of Directors determines the Plan participants and establishes the terms and conditions of each option.

        In May 1999, in connection with The Barbers merger (Note 3) and effective termination of The Barbers stock option plans, outstanding stock options and warrants of The Barbers were converted to options to purchase approximately 370,000 shares of Regis common stock on the basis of the exchange ratio established to effect the merger.

        In October 1996, in connection with the Supercuts merger (Note 3) and effective termination of the Supercuts stock option plans, outstanding Supercuts stock options were converted to options to purchase approximately 400,000 shares of Regis common stock on the basis of the exchange ratio established to effect the merger.

        Common shares available for grant as of June 30, 1999, 1998 and 1997, were 611,095, 579,820 and 895,275, respectively.

    ----------------------

        Stock options outstanding and weighted average exercise prices are as follows:

                                                                                    Options Outstanding
                                                                                    -------------------
                                                                                                      Weighted
                                                                                                       Average
                                                                                                      Exercise
                                                                              Shares                    Price

Balance, June 30, 1996                                                       2,817,452                $ 8.18

Granted                                                                        485,250                 13.47
Cancelled                                                                     (150,924)                14.45
Exercised                                                                     (412,100)                 8.71
                                                                             ---------                ------

Balance, June 30, 1997                                                       2,739,678                $ 8.69

Granted                                                                        538,505                 17.24
Cancelled                                                                     (272,163)                13.41
Exercised                                                                     (191,748)                 7.20
                                                                             ---------                ------

Balance, June 30, 1998                                                       2,814,272                $ 9.97


Granted                                                                         28,500                $19.53
Cancelled                                                                      (37,275)                14.30
Exercised                                                                     (309,929)                11.29
                                                                             ---------                ------

Balance, June 30, 1999                                                       2,495,568                $ 9.88
                                                                             =========                ======

        ----------------------

        At June 30, 1999, the weighted average exercise prices and remaining contractual lives of stock options are as follows:

                                                       $2.10-          $5.45-          $9.33-       $16.67-
        Range of exercise prices                        $5.00          $8.25          $15.50         $24.25         Total
        ------------------------                        -----          -----          ------         ------         -----

        Total options outstanding                      719,825        646,613         559,050       570,080     2,495,568

        Weighted average
           exercise price                                $4.20          $6.52          $13.21        $17.64         $9.88

        Weighted average remaining
           contractual life in years                      3.97           5.13            7.15          8.49          6.01

        Options exercisable                            539,822        598,801         282,077       142,050     1,562,750

        Weighted average price of
           exercisable options                           $3.93          $6.39          $12.75         $17.95        $7.74


        The Company measures compensation cost for its incentive stock plans using the intrinsic value-based method of accounting. Had the Company used the fair-value-based method of accounting for its stock option and incentive plans beginning in 1996 and charged compensation cost against income, over the vesting period based on the fair value of options at the date of grant net income and net income per share would have been as follows:

                                                              (Dollars in thousands, except per share amounts)
                                                               ----------------------------------------------

                                                                       1999               1998            1997
                                                                       ----               ----            ----
        Net income:
             As reported                                              $32,205           $33,894         $9,377
             Pro forma                                                 31,072            33,241          8,728

        Net income per diluted share:
             As reported                                                 $.78              $.83           $.24
             Pro forma                                                   $.75              $.82           $.22

        ----------------------

        The pro forma information above only includes stock options granted in 1999, 1998 and 1997. Compensation expense under the fair-value-based method of accounting will increase over the next few years as additional stock option grants are considered.

        The weighted-average fair value per option granted during 1999, 1998 and 1997 was $12.23, $7.33 and $5.90, respectively, calculated by using the fair value of each option grant on the date of grant. The fair value of options was calculated utilizing the Black-Scholes option-pricing model and the following key assumptions:

                                                1999          1998          1997
                                                ----          ----          ----
        Risk-free interest rate                 5.60%         5.56%        6.41%
        Expected life in years                  6.0           6.0          6.5
        Expected volatility                    37.35%        34.16%       35.50%
        Expected dividend yield                  .42%          .38%         .39%


        OTHER:

        The Company has established unfunded deferred compensation plans which cover certain management and executive personnel. The Company maintains life insurance policies on the plans' participants. The amounts charged to earnings for these plans were $1.9 million, $0.6 million and $0.4 million in 1999, 1998 and 1997, respectively.

        The Company has a survivor benefit plan for the Chairman of the Board's spouse, payable upon his death, at a rate of $300,000 annually, adjusted for inflation, for the remaining life of his spouse. The Company has funded its future obligations under this plan through life insurance policies on the Chairman of the Board (the Chairman).

        ----------------------

        The Company has entered into an agreement with the Chairman providing that the Chairman will continue to render services to the Company until at least May 2007, and for such further period as may be agreed upon mutually. The Company has agreed to pay the Chairman an annual amount of $0.6 million, adjusted for inflation, for the remainder of his life. The Chairman has agreed that during the period in which payments to him are made, as provided in the agreement, he will not engage in any business competitive with the business conducted by the Company. Compensation associated with this agreement is charged to expense as services are provided.

        Effective July 1, 1998, the Company established a survivor benefit plan for the Chief Executive Officer's spouse, payable upon his death, at a rate of one half of his deferred compensation benefit, adjusted for inflation, for the remaining life of his spouse. The Company has funded its future obligations under this plan through life insurance policies on the Chief Executive Officer.

8.      Shareholders' Equity:
        --------------------

        In addition to the shareholder equity activity described in Note 7, the following activity has taken place:

        STOCK SPLIT

        In February 1999, the board of directors approved a three-for-two stock split of its common stock in the form of a 50 percent stock dividend distributed on March 1, 1999 to shareholders of record on February 15, 1999. All share and per share amounts have been restated to reflect the stock split.

        AUTHORIZED SHARES AND DESIGNATION OF PREFERRED CLASS:

        The Company has 50 million shares of capital stock authorized, par value $.05, of which all outstanding shares, and shares available under the Stock Option Plan, have been designated as common.

        In addition, 250,000 shares of authorized capital stock have been designated as Series A Junior Participating Preferred Stock (preferred stock). None of the preferred stock has been issued.

        --------------------

        SHAREHOLDERS' RIGHTS PLAN:

        The Company has a shareholders' rights plan pursuant to which one preferred share purchase right is held by shareholders for each outstanding share of common stock. The rights become exercisable only following the acquisition by a person or group, without the prior consent of the Board of Directors, of 20 percent or more of the Company's voting stock, or following the announcement of a tender offer or exchange offer to acquire an interest of 20 percent or more. If the rights become exercisable, they entitle all holders, except the take-over bidder, to purchase one one-hundredth of a share of preferred stock at an exercise price of $120, subject to adjustment, or in lieu of purchasing the preferred stock, to purchase for the same exercise price common stock of the Company (or in certain cases common stock of an acquiring company) having a market value of twice the exercise price of a right.

9.      Segment Information:

        Commencing with its 1999 fiscal year end reporting, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This new standard requires that public companies report financial and descriptive information about their reportable operating segments, generally based on the way that management organized the segments within the enterprise for making operating decisions and assessing performance.

        Each of the Company's operating segments have generally similar products and services. The Company is organized to manage its operations based on geographical location. The Company's operating segments have been aggregated into two reportable segments: domestic salons and international salons. The Company operates or franchises 4,650 domestic salons located within high-profile regional malls and strip shopping centers under several different concepts including Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Cost Cutters brand names. The Company's International segment includes 372 salons operating in leading department stores, mass merchants, strip shopping centers and high street locations.

        --------------------

        The accounting policies of the reportable segments are the same as those described in Note 1 to the Consolidated Financial Statements. The Company evaluates the performance of its operating segments based on direct salon contribution, before supervision and corporate overhead expenses. Intersegment sales and transfers are not significant.

        Summarized financial information concerning the Company's reportable segments is shown in the following table.

                                                                  (Dollars in thousands)
                                                       -------------------------------------------
                                                         1999              1998             1997
                                                       -------           -------           -------
        Company-owned revenues:
          Domestic                                     $826,169          $696,303          $613,358
          International                                 118,000           118,352           108,276
                                                       --------          --------          --------
                     Total                             $944,169          $814,655          $721,634
                                                       ========          ========          ========

        Salon contribution:
          Domestic                                     $151,643          $124,137          $101,711
          International                                  17,126            16,332            13,341
                                                       --------          --------          --------
                    Total                              $168,769          $140,469          $115,052
                                                       ========          ========          ========

        Salon depreciation and amortization:
          Domestic                                     $ 27,696          $ 23,108          $ 20,879
          International                                   3,672             3,439             3,299
                                                       --------          --------          --------
                    Total                              $ 31,368          $ 26,547          $ 24,178
                                                       ========          ========          ========

        Total assets:
          Domestic                                     $372,956          $274,192          $226,703
          International                                  26,208            32,227            34,094
          Corporate                                     101,418           102,314            93,219
                                                       --------          --------          --------
                    Total                              $500,582          $408,733          $354,016
                                                       ========          ========          ========

        Long-lived assets:
          Domestic                                     $307,439          $239,423          $198,622
          International                                  18,891            23,423            31,210
          Corporate                                      43,578            39,393            20,359
                                                       --------          --------          --------
                    Total                              $369,908          $302,239          $250,191
                                                       ========          ========          ========

        Capital expenditures:
          Domestic                                     $ 50,445          $ 38,180          $ 32,063
          International                                   4,326             3,728             3,744
          Corporate                                      12,478            16,819             5,557
                                                       --------          --------          --------
                    Total                              $ 67,249          $ 58,727          $ 41,364
                                                       ========          ========          ========

        Purchases of salon assets:
          Domestic                                     $ 50,866          $24,837           $  9,941
          International                                     151                                 429
                                                       --------          --------          --------
                    Total                              $ 51,017          $ 24,837          $ 10,370
                                                       ========          ========          ========

        --------------------

        In addition to the company-owned revenues detailed in the table above, the Company also recorded franchise income of $47.7 million, $46.0 million and $43.5 million, respectively, as part of consolidated revenues. The expenses associated with the Company's franchising activities are included in selling, general & administrative and other operating expenses within the Consolidated Statement of Operations, as described in Note 1 to the consolidated financial statements.

        Corporate assets detailed above are primarily comprised of fixed assets associated with the Company's headquarters and distribution centers, corporate cash, inventories located at corporate distribution centers, deferred income taxes, franchise receivables, and other corporate assets.

10.     Nonrecurring Items:
        -------------------

        Nonrecurring items included in operating income consist of gains or losses on assets and business dispositions and other items of a nonrecurring nature. The following table summarizes nonrecurring items recorded by the Company:

                                                                   (Dollars in thousands)
                                                                   ----------------------
                                                             1999          1998          1997
                                                             ----          ----          ----

        Restructuring charge - International                 $5,616

        Restructuring charge - Mergers (Note 3)               4,356                      $1,500

        Merger transaction costs (Note 3)                     2,066                      14,322

        Year 2000 remediation                                 4,095

        Loss on divestiture of Anasazi business
            and assets                                                     $1,979

        Resolution of Supercuts officer litigation                                        2,909
                                                            -------        ------       -------

                                                            $16,133        $1,979       $18,731
                                                            =======        ======       =======

        During the fourth quarter of fiscal 1999, the Company's Board of Directors approved a restructuring plan associated with its International operations headquartered in the United Kingdom. This plan includes relocating the headquarters out of London to Coventry, England with the majority of the accounting and information technology functions transferring to the Company's corporate headquarters in Minneapolis, Minnesota and divestiture of certain markets and salons which have been generating negative cash flows.

---------------------------

        The restructuring charge related to the plan described above was $5.6 million. Of the total charge, $1.0 million related to severance payments due to the elimination of duplicative accounting and information technology functions, $0.2 million for legal, professional and other miscellaneous fees, $0.3 million for duplicate rent related to the relocation of operations to Coventry, and $0.3 million related to the write-off of assets, primarily at the prior London headquarters, and $3.8 million related to salon closing and dispositions.

        International salons identified for closure or disposition in the restructuring charge described above, contributed $8.0 million in annual revenues with associated after-tax annualized operating losses of approximately $0.9 million.

        During 1999, the Company recorded $4.1 million of expense associated with Year 2000 remediation.

        Anasazi Exclusive Salons, LLC, a salon products manufacturing company, was sold to Curtis Acquisition LLC, which is controlled by two members of the Company's Board of Directors, one of whom is the Chairman.

        In 1997, the Company recorded an additional $2.9 million charge to earnings to revise restructuring charge estimates made in 1996 related to resolution of Supercuts officer litigation. The Company also recorded a $1.5 million charge associated with identified Regis salon closures during 1997.

        Approximately $4.4 million, $2.0 million and $0.3 million of the nonrecurring items in 1999, 1998, and 1997, respectively, are non-cash in nature.

11.      Quarterly Financial Data:

                                        (Dollars in Thousands, Except Per Share Amounts)
                                                          Quarter Ended
                                                                                                                 Year
                                 September 30          December 31           March 31         June 30            Ended
1999
Revenues                            $231,997             $245,265           $249,660         $264,978         $991,900
Operating income                      17,170               18,923             16,086           13,156           65,335
Net income                             9,132               10,127              7,939            5,007           32,205
Net income per
        diluted share(a)                 .22                  .24                .19              .12              .78(e)
Dividends declared per share(b)          .02                  .02                .03              .03              .10

1998
Revenues                            $203,839             $214,928           $212,568         $229,285         $860,620
Operating income                      13,731               17,043             15,354           19,730           65,858
Net income                             6,790                8,472              7,630           11,002           33,894
Net income per
        diluted share(c)                 .17                  .21               .19               .27              .83(e)
Dividends declared per share(d)         .013                 .013              .013              .020             .060

(a) For the quarters ended September 30 and December 31, 1998, March 31 and June 30, 1999 and the full year 1999, exclusive of nonrecurring items (Note 10), net income per diluted share would have been $.24, $.27, $.23, $.32 and $1.05, respectively.

(b) In addition, Supercuts UK declared dividends of $2,829 during fiscal year 1999.

(c) For the quarter ended September 30, 1997 and the full year 1998, exclusive of nonrecurring items (Note 10), net income per diluted share would have been $.20 and $.86, respectively.

(d) In addition, Supercuts UK declared dividends of $2,057 during fiscal year 1998.

(e) The summation of quarterly net income per diluted share does not equate to the calculation for the full fiscal year as quarterly calculations are performed on a discrete basis.

SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth, for the periods indicated, selected financial data derived from the Company's consolidated financial statements.

                                             1999           1998            1997           1996           1995
                                             ----           ----            ----           ----           ----
Revenues                                   $991,900       $860,620        $765,170       $661,383       $561,797
Operating income (a)                         65,335         65,858          33,178         29,578         28,785
Net income (a)                               32,205         33,894           9,377         11,690         12,794
Net income per diluted share (a)                .78            .83             .24            .30            .34
Total assets                                500,582        408,733         354,016        320,428        258,403
Long-term debt,
     including current
     portion                                166,986        126,960         120,568        107,242         91,354
Dividends declared(b)                          $.10           $.06            $.05           $.05             --

(a) The following information is provided to facilitate comparisons of operating income, net income and net income per diluted share, absent the impact of certain nonrecurring activities (see Note 10 to the Consolidated Financial Statements). Exclusive of nonrecurring items, operating income would have been $81,468, $67,838, $51,909 and $42,401 in 1999, 1998, 1997 and 1996, respectively. Exclusive of nonrecurring items, net income and net income per diluted share, respectively, would have been $43,759 and $1.05 in 1999; $35,006 and $.86 in 1998; $24,140
        and $.61 in 1997; $19,220 and $.50 in 1996; and $12,089 and $.32 in
        1995.

(b) In addition, Supercuts UK declared dividends of $2,829, $2,057, $1,072, $512 and $160 during 1999, 1998, 1997, 1996 and 1995, respectively.


KEY RATIOS

                                                                          FOR THE YEARS ENDED JUNE 30,
                                                                         1999         1998         1997
                                                                         ----         ----         ----
        Net income per diluted share exclusive of
           goodwill amortization*                                        1.20        0.98          0.72
        Gross margin percentage                                          43.8%       43.5%         42.6%
        Salon contribution percentage                                    17.9%       17.2%         15.9%
        Product sales mix                                                28.0%       27.8%         26.6%
        Operating income as percent of revenues*                          8.2%        7.9%          6.8%
        Debt-to-capitalization ratio                                     41.6%       39.2%         43.6%

 * Excludes nonrecurring items (see Note 10 to the Consolidated Financial Statements)

ANNUAL RESULTS

The following table sets forth for the periods indicated certain information derived from the Company's Consolidated Statement of Operations expressed as a percent of revenues. The percentages are computed as a percent of total Company revenues, except as noted.


                                                    FOR THE YEARS ENDED JUNE 30,
                                                    ----------------------------
                                                      1999      1998      1997
                                                     ------    ------    ------
Company-owned service revenues (1)                    72.0%     72.2%     73.4%
Company-owned product revenues (1)                    28.0      27.8      26.6
Franchise revenue                                      4.8       5.3       5.7

Company-owned operations:
         Profit margins on service (2)                42.9      42.8      41.7
         Profit margins on product (3)                46.1      45.4      45.1
         Direct salon (1)                              8.6       8.9       9.3
         Rent (1)                                     14.0      14.1      14.0
         Depreciation (1)                              3.3       3.3       3.4

                  Direct salon contribution (1)       17.9      17.2      15.9

Selling, general and administrative                   11.3      11.5      11.7
Depreciation and amortization                          1.3       1.2       1.1
Nonrecurring items                                     1.6       0.2       2.4

Operating income                                       6.6       7.7       4.3
Income before income taxes                             5.6       6.6       3.1
Net income                                             3.2       3.9       1.2

Operating income, excluding nonrecurring items         8.2       7.9       6.8
Net income, excluding nonrecurring items               4.4       4.1       3.2


(1)  Computed as a percent of company-owned revenues.
(2)  Computed as a percent of service revenues.
(3)  Computed as a percent of product revenues.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SUMMARY

Regis Corporation, based in Minneapolis, is the largest owner, operator, franchisor and consolidator of hair and retail product salons in the world. The Regis worldwide operations include 5,022 hairstyling salons at June 30, 1999 operating in two segments: domestic and international. The Company's domestic segment includes 4,650 salons operating primarily under the brand names of Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Cost Cutters. The Company's international operations include 372 salons located in the United Kingdom. The Company has more than 31,000 employees worldwide.

During fiscal 1999, the Company's consolidated revenues increased 15.3 percent to $991.9 million. Exclusive of nonrecurring items, operating income grew 20.1 percent to $81.5 million and net income per diluted share increased 22.1 percent to $1.05 per share, compared to $.86 per share in the prior year. During fiscal 1998, the Company's consolidated revenues increased 12.5 percent to a record $860.6 million. Exclusive of nonrecurring items, operating income grew 30.7 percent to $67.8 million and net income increased 41.0 percent to $.86 per share, compared to $.61 per share in the prior year.

The consolidated financial statements for 1998 and 1997 have been restated to include the retroactive effects of the March 1999 merger with Heidi's, Inc. (Heidi's), the May 1999 merger with The Barbers, Hairstyling for Men & Women, Inc. (The Barbers), these transactions were accounted for as poolings-of-interests (Note 3).

In October 1999, the Company consummated a merger with Supercuts UK in a stock-for-stock transaction. The acquisition has been accounted for under the pooling-of-interests basis of accounting and, accordingly, as discussed in Note 3, the Company's consolidated financial statements have been restated to retroactively include the accounts and results of operations of Supercuts UK for all periods presented.

RESULTS OF OPERATIONS

REVENUES

REVENUES. Revenues in fiscal 1999 grew to a record $991.9 million, an increase of $131.3 million, or 15.3 percent, over fiscal 1998. Approximately 30 percent of this increase is attributable to increases in same-store sales, with the remaining increase due to net salon openings and acquisitions occurring in fiscal 1999 and the full year impact of fiscal 1998 net salon openings and acquisitions. Mall based and strip center salon operations in the United States and Canada (Domestic salons) accounted for $129.9 million of the increase in total revenues. Franchise income increased $1.8 million due to an increase in sales of franchised salons. These increases were offset by a decrease in revenue from the Company's International operations. During fiscal 1999, the Company closed or disposed of its salon operations in South Africa, Mexico, Ireland, Switzerland and France which resulted in a decrease in revenues when compared to fiscal 1998.

Revenues by division for the years ended June 30, 1999, 1998 and 1997 are as follows:


                                                        (dollars in thousands)
                                                 1999             1998             1997
                                                 ----             ----             ----
Domestic:
     Regis                                     $356,473         $319,404          $297,454
     MasterCuts                                 123,454          107,821            94,963
     Trade Secret                               136,874          115,024            91,412
     Wal-Mart                                    63,480           45,908            34,625
     Strip Center                               145,888          108,146            94,904
     Franchise Income                            47,731           45,965            43,536
International                                   118,000          118,352           108,276
                                              ---------        ---------         ---------
                                               $991,900         $860,620          $765,170
                                               ========         ========          ========

During fiscal 1999, same-store sales from all Domestic company-owned salons open more than 12 months increased 5.6 percent, compared to increases of 5.8 percent and 3.1 percent in fiscal 1998 and 1997, respectively. Same-store sales for the United Kingdom salons (U.K. salons) increased 1.2 percent in fiscal 1999. Same-store sales increases achieved during fiscal 1999, 1998 and 1997 were driven primarily by increased customer transactions and market based price increases in certain salon divisions. A total of 99 million customers were served in fiscal 1999 compared to 92 million and 86 million customers served in fiscal 1998 and 1997, respectively. The Company utilizes an audiovisual-based training system in its salons. Management believes this training system provides its employees with improved customer service and technical skills, and positively contributes to the increase in customers served.

System-wide sales, inclusive of non-consolidated sales generated from franchisee salons, grew to $1.5 billion, $1.3 billion, and $1.1 billion in fiscal 1999, 1998 and 1997, representing increases of 15.4 percent, 18.2 percent and 10.0 percent, respectively. The increase in system-wide sales in fiscal 1999 and 1998 was the result of same-store sales increases from existing salons and net salon openings as well as the total number of salons added to the system through acquisitions. System-wide same-store sales increased 5.4 percent, 5.3 percent and 2.6 percent in fiscal 1999, 1998 and 1997, respectively.

SERVICE REVENUES. Service revenues increased to $679.7 million, $588.1 million and $529.5 million for 1999, 1998 and 1997. The growth in service revenues of
15.6 percent and 11.1 percent in fiscal 1999 and 1998, respectively, was driven by acquisitions, same store-sales growth, and accelerated new salon construction.

PRODUCT REVENUES. Product revenues increased to $264.5 million, $226.5 million and $192.1 million in fiscal 1999, 1998 and 1997. The growth in product revenue of 16.8 percent and 17.9 percent in fiscal 1999 and 1998, respectively, continues a trend of escalating product revenues due to strong product same-store sales growth, a reflection of continuous focus on product awareness, training and acceptance of national label merchandise and opening an additional 108 Trade Secret salons through new construction or acquisitions between the two periods. In fiscal 1999, product revenues as a percent of total company-owned revenues increased to 28.0 percent of revenues, compared to 27.8 percent and
26.6 percent of revenues in 1998 and 1997, respectively.

FRANCHISE INCOME. Franchise revenue, including royalties and initial franchise fees from franchisees, and product and equipment sales made by the Company to franchisees, increased 3.8 percent in fiscal 1999 to $47.7 million from $46.0 million in fiscal 1998. In fiscal 1998, franchise revenue increased 5.6 percent, or $2.4 million, compared to fiscal 1997. The increase in franchise revenue in 1999 and 1998 is primarily the result of an increased royalties on higher franchise sales, (which are not included in the Company's consolidated revenues) and an increase in product and equipment sales to franchisees.

COST OF REVENUE

The aggregate cost of product and service revenues in fiscal 1999 was $531.0 million, compared to $460.3 million and $414.2 million in fiscal 1998 and 1997, respectively. As discussed in the following paragraphs, the resulting gross margin percentage for fiscal 1999 improved to 43.8 percent of company-owned revenues compared to 43.5 percent and 42.6 percent of company-owned revenues in fiscal 1998 and 1997.

SERVICE MARGINS for fiscal 1999 improved 10 basis points to 42.9 percent of company-owned revenues, compared to 42.8 percent and 41.7 percent in the two preceding fiscal years. This continued improvement was driven by ongoing efforts by the Company to control payroll costs in all operating divisions and growth in the mix of the Company's higher service margin salon concepts, primarily Supercuts, MasterCuts and Wal-Mart/SmartStyle.

PRODUCT MARGINS for fiscal 1999 improved to 46.1 percent of company-owned revenues, compared to 45.4 percent and 45.1 percent in fiscal 1998 and 1997. This 70 basis point improvement was primarily driven by lower product costs in Supercuts and Trade Secret salons resulting from the benefit of Regis' purchasing power. Fiscal 1998 product margins also benefited from lower product costs, primarily in the Supercuts and Wal-Mart/SmartStyle salons.

DIRECT SALON

This expense category includes direct costs associated with salon operations such as advertising, promotion, insurance, telephone and utilities. Direct salon expenses were $81.1 million in fiscal 1999, compared to $72.6 million and $67.0 million in fiscal 1998 and 1997, and improved as a percent of company-owned revenue to 8.6 percent, compared to 8.9 percent and 9.3 percent in fiscal 1998 and 1997. The fiscal 1999 improvement in direct salon expenses is a result of the Company's increased ability to leverage these costs against strong same-store sales and a maturing salon base. The fiscal 1998 improvement in direct salon expenses was due to the closures of under-performing stores, primarily Supercuts salons, as well as sales leverage.

RENT

Rent expense in fiscal 1999 was $131.9 million, compared to $114.7 million and $101.2 million in fiscal 1998 and 1997. Rent expense in fiscal 1999 increased
15.0 percent or $17.3 million from fiscal 1998. Rent expense in fiscal 1999 improved 10 basis points to 14.0 percent of company-owned revenues compared to
14.1 percent in fiscal 1998 and 1997, respectively. The slight improvement is a result of leveraging this fixed cost against same-store sales increases.

DEPRECIATION - SALON LEVEL

Depreciation expense at the salon level remained consistent in fiscal 1999 at
3.3 percent of revenues compared to 3.3 percent and 3.4 percent in fiscal 1998 and 1997.

DIRECT SALON CONTRIBUTION

For reasons previously discussed, direct salon contribution, representing company-owned salon revenues less associated operating expenses, improved in fiscal 1999 to $168.8 million or 17.9 percent of company-owned revenues, compared to $140.5 million or 17.2 percent in fiscal 1998 and $115.1 million or
15.9 percent in fiscal 1997.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative (SG&A) expenses include field supervision (payroll, related taxes and travel) and home office administration costs (such as warehousing, salaries, occupancy costs and professional fees). SG&A expenses increased $13.1 million in fiscal 1999 to $112.4 million, compared to $99.3 million in fiscal 1998, but improved as a percent of total revenue to 11.3 percent in 1999 from 11.5 percent and 11.7 percent in fiscal 1998 and 1997, respectively. The 20 basis point improvement in SG&A in 1999 is a result of the Company's ability to leverage the fixed cost components of this category against revenue increases. The 20 basis point improvement in SG&A in fiscal 1998 was primarily driven by cost reductions associated with the amalgamation of the Supercuts administrative office functions.

DEPRECIATION AND AMORTIZATION - CORPORATE

Depreciation and amortization-corporate was 1.3 percent of total revenues in 1999, compared to 1.2 percent and 1.1 percent of total revenues in fiscal 1999 and 1998, respectively. Amortization expense increased in fiscal 1998 and 1997 due to the increased level of goodwill, associated with the Company's salon acquisition activity. Fiscal 1999 depreciation expense increased over fiscal 1998 and 1997, primarily due to increased depreciation levels associated with the Company's fiscal 1998 purchases of additional corporate office buildings and new distribution center.

NONRECURRING ITEMS

See Note 10 to the Consolidated Financial Statements.

OPERATING INCOME

Operating income in fiscal 1999 was $65.3 million, compared to $65.9 million in fiscal 1998. Fiscal 1999 operating income was impacted by merger and transaction costs associated with the Heidi's and The Barbers mergers, a nonrecurring charge related to restructuring the Company's International operations and nonrecurring costs associated with the Company's year 2000 remediation program.

Operating income increased to $65.9 million in 1998 from $33.2 million in fiscal 1997. Fiscal 1997 was significantly affected by Supercuts-related merger and transaction costs, and restructuring charges (nonrecurring items).

Exclusive of nonrecurring items, operating income in fiscal 1999 improved 20.1 percent to $81.5 million, or 8.2 percent of revenues, compared to $67.8 million and $51.9 million in fiscal 1998 and 1997, respectively. The annual improvements were driven by improved gross margins and the overall leveraging of fixed costs.

INTEREST

Interest expense in fiscal 1999 was $11.6 million, compared to $10.5 million and $10.7 million in fiscal 1998 and 1997, representing 1.2 percent, 1.2 percent and
1.4 percent of total revenues, respectively. Although debt levels have increased, interest expense as a percent of sales has remained relatively consistent due to the benefit of reduced interest rates and the Company's ability to leverage this cost against revenue increases.

INCOME TAXES

The Company's effective tax rate in fiscal 1999 was 41.8 percent of pre-tax income compared to 40.1 percent and 61.0 percent in fiscal 1998 and 1997. In fiscal 1999, the Company's effective tax rate was negatively impacted by nondeductible merger and transaction costs associated with the Company's mergers with Heidi's and The Barbers, and the UK restructuring charges. In fiscal 1997, the Company's effective tax rate was negatively affected by nondeductible merger and transaction costs associated with the Supercuts merger.

Exclusive of nonrecurring items, the Company's effective tax rate was 38.7 percent, 40.1 percent and 42.3 percent, respectively, in fiscal 1999, 1998 and 1997. In fiscal 1999, the Company's effective tax rate benefited from net operating losses utilized by Heidi's prior to the merger and an increase in international pre-tax income during the fourth quarter of fiscal 1999 which is taxed at a lower rate. The fiscal 1997 effective tax rate was negatively affected by the Company's inability to fully utilize the income tax benefits of Supercuts operating costs in certain states. Additionally, as part of its June 30, 1997 income tax provision, the Company recorded a $1.5 million change in estimate associated with income tax matters related to years prior to 1997.






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




NET INCOME

Net income in fiscal 1999 was $32.2 million, or $0.78 per diluted share, compared to net income of $33.9 million, or $.83 per diluted share, in fiscal 1998, and $9.4 million, or $.24 per diluted share, in fiscal 1997. Exclusive of nonrecurring items, net income in fiscal 1999 increased to a record $43.8 million, or $1.05 per diluted share, compared to net income exclusive of nonrecurring items $35.0 million, or $.86 per diluted share, in fiscal 1998 and $24.1 million, or $.61 per diluted share in fiscal 1997. Earnings per diluted share, exclusive of nonrecurring items, increased 22.1 percent and 41.0 percent in fiscal 1999 and 1998, respectively. These increases primarily resulted from sales increases, improved gross margins and leveraging of fixed costs, as previously discussed.

EFFECTS OF INFLATION

The Company compensates its Regis and International salon employees with percentage commissions based on sales they generate, thereby enabling salon payroll expense as a percent of revenues to remain relatively constant. Accordingly, this provides the Company certain protection against inflationary increases as payroll expense and related benefits (the Company's major expense components) are, with respect to these divisions, variable costs of sales. The Company does not believe inflation, due to its low rate, has had a significant impact on the results of operations associated with hourly paid hairstylists for the remainder of its mall-based and strip center salons.

LIQUIDITY AND CAPITAL RESOURCES

Customers pay for salon services and merchandise in cash at the time of sale, which reduces the Company's working capital requirements. Net cash provided by operating activities in fiscal 1999 rose to $76.4 million compared to $74.3 million in fiscal 1998. The increase in fiscal 1999 is due to improved operating performance during the year partially offset by cash paid for merger costs associated with The Barbers and Heidi's mergers of $3.0 million and the UK restructuring of $.3 million.

Capital Expenditures and Acquisitions

During fiscal 1999, the Company had worldwide capital expenditures of $77.1 million, of which $6.4 million related to acquisitions of 280 salons and $3.5 million for equipment acquired under capital leases. During fiscal 1999, the Company constructed 282 new salons. The Company also completed 95 major remodeling projects. All capital expenditures during fiscal 1999 were funded by the Company's operations and borrowings under its revolving credit facility.

The Company anticipates its worldwide salon development program for fiscal 2000 will include approximately 360 new salons and 125 major remodeling and conversion projects. It is expected that expenditures for these new salons and other projects will be approximately $66.0 million in fiscal 2000, excluding capital expenditures associated with acquisitions.








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




Financing

Financing activities are discussed in Note 4 to the Consolidated Financial Statements.

Subsequent to the Company's fiscal 1999 year end, the Company replaced both of its existing revolving credit facilities with a new senior credit facility which allows for borrowings of $180 million due in July, 2002, and bears interest at prime rate or LIBOR rate plus .50 percent to 1.00 percent based on the company's debt to capitalization ratio.

Merger and transaction costs are discussed in Note 3 to the Consolidated Financial Statements.

Nonrecurring items are discussed in Note 10 to the Consolidated Financial Statements.

The Company translates the financial statements of its international subsidiaries to U.S. dollars for financial reporting purposes, and accordingly is subject to fluctuations in currency exchange rates.

Management believes that cash generated from operations and amounts available under its existing debt facilities will be sufficient to fund its anticipated capital expenditures and required debt repayments for the foreseeable future.

Dividends

In February 1999, the board of directors approved a three-for-two stock split of its common stock in the form of a 50 percent stock dividend distributed on March 1, 1999 to shareholders of record on February 15, 1999. All share and per share amounts have been restated to reflect the stock split.

The Company paid dividends of $.10 per share during fiscal 1999 and $.06 per share during fiscal 1998. On August 24, 1999 the Board of Directors of the Company declared a $.03 per share quarterly dividend payable September 22, 1999 to shareholders of record on September 7, 1999.

In addition, Supercuts UK declared and paid dividends of $2.8 million, $2.1 million and $1.1 million during fiscal 1999, 1998, and 1997, respectively.







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




Year 2000

The Company previously initiated a comprehensive project to prepare its computer systems for the Year 2000. The Company has completed all phases of the project including the awareness, assessment, validation and implementation phases. Accordingly, management believes the Year 2000 will not have a significant impact on operations. As part of the overall project, the Company is in the process of developing a contingency plan to mitigate the Company's risk that primary vendors or other external forces could have an impact on the Company's operations.

Costs associated with the Year 2000 are expensed as incurred and are funded through operating cash flows. The Company has incurred $4.6 million related to Year 2000 project costs from the project's inception in fiscal 1998 through fiscal 1999, of which $4.1 million was incurred and charged to earnings during fiscal 1999. No significant additional costs are anticipated to be incurred in the future.

The Company has contacted critical suppliers of products and services to assess whether the suppliers' operations and the products and services they provide are Year 2000 compliant or to monitor their progress toward Year 2000 compliance. The results of the Company's inquiries have indicated that the majority of our critical suppliers are either compliant or have a plan in place to be compliant by the end of 1999. There can be no absolute assurance that another company's failure to ensure Year 2000 compliance would not have an adverse effect on the Company.





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